CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
QUEST OIL CORPORATION
A Nevada Corporation

QUEST OIL CORPORATION, a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) DOES HEREBY CERTIFY:

Pursuant to the NRS, the Board of Directors of the Corporation hereby file this Certificate of Amendment to the Articles of Incorporation (the “Certificate”) and amend Article Four as follows:

RESOLVED, that the Articles of Incorporation of this corporation be amended as follows:

ARTICLE FOUR. [CAPITAL STOCK].

4.1           Authorized Capital Stock.  The aggregate number of shares which this Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, consisting of (a) Four Hundred Fifty Million (450,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and (b) Fifty Million (50,000,000) shares of preferred stock (the “Preferred Stock”), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to, and restrictions imposed upon, the shares of each class are as follows:

4.2           Common Stock. Each outstanding share of Common Stock of the Corporation shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders.  A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the NRS, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation.

4.3           Preferred Stock. Shares of Preferred Stock may be issued in any number of series from time to time by the Board of Directors, and the Board of Directors, pursuant to the Corporation’s Articles of Incorporation and Bylaws, is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the preferred stock, in one or more series, shall be as follows:

A.           Series A Preferred Stock. The Corporation is authorized to issue up to Fifty Million shares of Preferred Stock, par value $.001 per share. One Million (1,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.           Voting Rights.  The holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: the holders of Series A Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Corporation’s Series A Preferred Stock, any other series of Preferred Stock and Common Stock on a Fully-Diluted Basis1 as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.0000011.

2.           Retirement and Re-issuance.   The Series A Preferred Stock shall be automatically retired back into the Corporation’s treasury on July 1, 2009. Such retirement of the Series A Preferred Stock shall be automatic and shall require no notice to, or confirmation from, the holders of such shares. No share or shares of Series A Preferred Stock retired to the Corporation’s treasury pursuant to this paragraph or for any reason whatsoever shall be reissued as Series A Preferred Stock, and all such shares thereafter shall be returned to the Corporation’s treasury under the status of undesignated and un-issued shares of Preferred Stock of the Corporation.

3.           Notices. Unless otherwise specified in the Corporation’s Certificate or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation of Quest Oil Corporation on May 15, 2009.

/s/ Ford Sinclair
__________________________________________
Ford Sinclair
Chief Executive Officer

1          “Fully-Diluted Basis” shall mean the total number of issued and outstanding shares of Common Stock calculated to include the shares of Common Stock issuable upon exercise and/or conversion of all of the following outstanding: (i) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, “Convertible Securities”), (ii) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, “Options”), and (iii) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities.